Exhibit 4.22

NQ MOBILE INC.

Restricted Shares Purchase Agreement

GRANTOR

NQ MOBILE INC.

GRANTEE

GATHER BENEFIT HOLDINGS LIMITED

July 15, 2013

CONTENT

1.	DEFINITIONS AND INTERPRETATIONS	2

2.	GRANTING OF RESTRICTED SHARES	2

3.	GRANTING AND VESTING SCHEDULES OF RESTRICTED SHARES	2

4.	CONDITIONS PRECEDENT TO CLOSING	3

5.	CLOSING	4

6.	REPURCHASE	5

7.	RESTRICTIONS ON TRANSFER	5

8.	RESTRICTIONS ON VOTING AND DIVIDEND RIGHTS	6

9.	REGISTER	6

10.	WITHHOLDING OF TAXES	6

11.	MISCELLANEOUS	6

12.	CASH PAYMENT	6

13.	EFFECTIVENESS	7

14.	BREACH	7

15.	CONFIDENTIALITY	7

16.	DISPUTE SETTLEMENT	7

17.	NOTICE AND SERVICE	8

18.	MISCELLANEOUS CLAUSE	9

Restricted Shares Purchase Agreement

The Agreement is entered into by and between the following parties on July 15, 2013 in Beijing:

GATHER BENEFIT HOLDINGS LIMITED, a legally incorporated and valid existing legal entity in accordance with laws of British Virgin Islands with registered address of Akara Bldg, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. (the “Grantee”)

and

NQ Mobile Inc., a legally incorporated and valid existing legal entity in accordance with laws of Cayman Islands with registered address of the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY 1-1104, Cayman Islands (the “Grantor”);

The Grantee and Grantor are called “Party” respectively and “Parties” collectively.

WHEREAS

A.	The Grantor’s affiliate Beijing NQ Technology Co., Ltd. (“Beijing Technology”), HOU SHULI and Beijing NationSky Network Technology Co., Ltd. has entered into on July 15, 2013 the Stock Transfer Agreement, providing that HOU SHULI shall transfer to Beijing Technology capital contributions of Beijing NationSky Network Technology Co., Ltd. (“NationSky”) with an amount of RMB 18,000,000, namely 45% equity of NationSky (“Domestic Transaction”).

B.	HOU SHULI as the actual controller of the Grantee has made substantial contribution to close the Domestic Transaction. Thus the Grantor is going to increasingly issue an amount of NQ restricted common shares with total value equivalent to USD 20,500,000 to the Grantee as the full owner of HOU SHULI at the price of 0.0001 USD per share and USD 7,252,240.51 in cash.

C.	Exchange rate of USD against RMB (CNY) is 1:6.137 in this Agreement.

D.	Thus, the Parties agree to conduct the granting and vesting the restricted shares pursuant to the terms and conditions of this Restricted Common Shares Purchase Agreement (this “Agreement”).

1.	Definitions and Interpretations

1.1	Definition

Unless otherwise provided, the following terms in this Agreement shall have meanings as follows:

“Effective Date” means the effective day as provided in section 13.

“Closing Date” means the closing day as defined in section 5.1 of this Agreement.

“2013 Year Profit Target” means the Net Profit of NationSky achieves USD 7.5 million in 2013.

“2014 First Half Year Profit Target” means the Net Profit of NationSky achieves USD 4.5 million in first half year of 2014.

“2014 Second Half Year Profit Target” means the Net Profit of NationSky achieves USD 9.5 million in Second half year of 2014.

“Voluntarily Demission” means HOU SHULI’s resignation from its major position in NationSky.

1.2	Interpretation

The title of provisions and appendix of this Agreement is established for convenience of reference and shall not affect its respective definition or explanation.

2.	Granting of Restricted Shares

2.1	The Grantor agrees to grant to the Grantees, and the Grantees agree to buy an amount of NQ restricted common shares (the “Restricted Shares”) with total value equals to USD 20,500,000 to the Grantees at the price of USD 0.0001 per share. The issuance amount of the American Depository Share (“ADS”) of such NQ restricted common shares shall be determined at the price of USD 8.50 per ADS (the “Standard Price”) and issued by batch.

2.2	On condition that all the closing conditions in section 4.1 of this Agreement have been fully satisfied, all the NQ Restricted Shares shall be granted and vested as specified in section 3 of this Agreement.

3.	Granting and Vesting Schedules of Restricted Shares

On the condition that all the closing precedent conditions in section 4.1 of this Agreement have been fully satisfied, the Restricted Shares under this Agreement shall be granted and vested by batch on following conditions and schedules:

3.1	Restricted Shares valued at USD 14,200,000 is granted and vested on the condition that all the following conditions have been fully satisfied:

(1)	Domestic Transaction is filed with the Industrial and Commerce Administration Authority;

(2)	HOU SHULI is not voluntarily dismissed from NationSky.

3.2	Restricted Shares valued at USD 2,100,000 is granted and vested on condition that all the following conditions have been fully satisfied:

(1)	Domestic Transaction is filed with the Industrial and Commerce Administration Authority;

(2)	NationSky achieves 2013 Year Profit Target;

(3)	HOU SHULI is not voluntarily dismissed from NationSky.

3.3	Restricted Shares valued at USD 2,100,000 is granted and vested on condition that all the following conditions have been fully satisfied:

(1)	Domestic Transaction is filed with the Industrial and Commerce Administration Authority;

(2)	NationSky achieves 2014 First Half Year Profit Target;

(3)	HOU SHULI is not voluntarily dismissed from NationSky.

3.4	Restricted Shares valued at USD 2,100,000 is granted and vested on condition that all the following conditions have been fully satisfied:

(1)	Domestic Transaction is filed with the Industrial and Commerce Administration Authority;

(2)	NationSky achieves 2014 Second Half Year Profit Target;

(3)	HOU SHULI is not voluntarily dismissed from NationSky.

3.5	Bonus Shares

If the actual profit in section 3.2, 3.3 and 3.4 under the Agreement separately excesses each profit target, the Grantor agree to grant extra Restricted Shares with an amount equivalent to the amount of USD 4,000,000 for each USD 500,000 exceeded profit; and such Restricted Shares shall be vested immediately upon grant.

3.6	Non-granting or vesting

During the granting and vesting period of the above-mentioned Restricted Shares, any Granting and Vesting condition other than simple timing condition was not fulfilled, the Grantor shall be entitled to cancel such batch of granted shares to the Grantee.

4.	Conditions Precedent to Closing

4.1	The Grantor’s obligation of closing under this Agreement is conditioned on satisfaction of following conditions precedent before or on the Closing Date:

(1)	From the execution day to the Closing day, the representations, warranties and covenants in Domestic Transaction is true, complete and accurate in all material aspects, and there is no misleading or false representation or fact or proceedings or disputes or any substantial adverse effect on NationSky or Grantor for conducting the transaction under this Agreement;

(2)	The Grantee has provided all support, execute documents, obtain approvals and complete procedurals necessary for Domestic Transaction and Restricted Shares pursuant to relevant laws and by-laws of Grantor;

(3)	From the execution day to the Closing day, there is no event, situation or changes that has substantial and non-perfecting adverse effect on the Grantor and the performance of this Agreement;

(4)	All material information in relation to the Domestic Transaction and Restrict Shares and Grantee’s material obligations and responsibility have been disclosed to Grantor and such disclosure is accurate, complete and true in substantial aspect;

(5)	Domestic Transaction’s registration in Administration for Industry and Commerce has been completed.

4.2	The Grantor has right to terminate this Agreement if any of the above conditions in section 4.1 has not been satisfied on the Closing Date.

5.	Closing

5.1	Closing

“Closing” in this Agreement means the Parties complete the transaction under this Agreement pursuant to its terms and conditions. The Parties agree and acknowledge that the “Closing Date” is the date when relevant registration of the Shares is completed and the Grantor grants the Restricted Shares to the Grantee. “Closing” shall be in Grantor’s office or other place as agreed by the Parties.

5.2	Grantor’s Obligations

On Closing, the Grantor shall deliver the following documents to the Grantee:

(1)	The Grantor’s board resolution to authorize Grantor to execute, deliver and perform this Agreement;

(2)	The issuing certificate of the Restricted Shares as provided in section 2.2.

5.3	Grantee’s Obligations

On Closing, the Grantee shall deliver the following documents to the Grantor:

(1)	The Grantee’s board resolution to authorize Grantor to execute, deliver and perform this Agreement;

(2)	The certificate of payment as provided in section 2.1.

6.	Repurchase

6.1	Penalty Items

(1)	Any material loss to NationSky or Beijing Technology were incurred due to false, incomplete or misleading representation in the Stock Transfer Agreement during Domestic Transaction, which has not been made up in the way satisfied by Beijing Technology or fully compensated to NationSky or Beijing Technology within 30 days as of NationSky’s notice or Beijing Technology’s notice;

(2)	NationSky fails to timely perform any obligation in accordance with the Stock Transfer Agreement during Domestic Transaction and fails to cure any such breaches within the time extension agreeable to Beijing Technology.

6.2	Repurchase

(1)	Timing: when the penalty item is due and there is unpaid penalty, the Grantor has right to repurchase the Restricted Shares which value is equal to the unpaid penalty at any time after it is due pursuant to the following terms and conditions.

(2)	The number of Restricted Shares that the Grantor may reacquire equals to the amount of unpaid penalties divided by the closing price of the publicly traded shares of the Grantor on the first trading day after Penalty Due Date. Any currency exchange rate used for this repurchase shall be calculated using the median exchange rate announced by the People’s Bank of China upon the first trading date after Penalty Due Date.

(3)	Repurchase price: USD 0.0001 per share.

(4)	Sequence: first cancel the Restricted Shares which are not granted and vested, if insufficient, the Grantor may reacquire the already granted and vested Restricted Shares; if still insufficient, the Grantee or the actual controller shall pay the difference in cash.

7.	Restrictions on Transfer

Except pursuant to the written consent of the Grantor, the Restricted Shares and the rights and interests, voting rights and privileges conferred hereby shall not be transferred or granted to any third party to execute prior to its granting and vesting. Any above-mentioned action without the written consent of the Grantor shall be null and void from the beginning.

In the event of a transfer of part or all of the Restricted Shares under this Agreement held by the Grantee as consented to by the Grantor, the Grantee shall have the obligation to ensure that the transferee will be subject to and comply with the terms under this Agreement.

8.	Restrictions on Voting and Dividend Rights

The Grantee will not be entitled to vote or receive dividends paid on the unvested portion of the Restricted Shares prior to granting and vesting. With respect to any vested portion of the Restricted Shares, the Grantee will be entitled to vote and receive dividends paid on them after the Company has entered the Grantee’s name in the Grantor’s register of members as the registered holder of such shares.

9.	Register

The unvested portion of the Restricted Shares will not be registered on the Register of Members. With respect to any vested portion of the Restricted Shares, the Grantor will assist to complete the Register of Members, which does not mean the Grantor is obligated to issue any share certificate to the Grantee.

10.	Withholding of Taxes

Each party shall be wholly responsible to satisfy its own tax obligations arising from the grant of the Restricted Shares and Domestic Transaction. However, if the laws burden the Grantor or its affiliate with the obligation of withholding of taxes, the Grantee shall agree that the Grantor or its affiliate deducts or withholds an amount sufficient to satisfy all applicable taxes. And the Grantees shall also agree that the Grantor or its affiliate may directly withhold from the Restricted Shares granted by the Grantee the amount equivalent to the closing price of the Grantor’s outstanding shares one day prior to the date of withholding.

11.	Miscellaneous

Other issues relating to issuance, qualification, obligation and rights of Restricted Shares that is not provided in this Agreement shall be governed by by-laws of the Grantor.

12.	Cash Payment

The Grantor will give USD 7,252,240.51 as cash payment to the Grantee within 30 days after Domestic Transaction is filed with the Industrial and Commerce Administration Authority. Any tax incurred by such cash payment shall be borne by the Grantee.

13.	Effectiveness

The Agreement shall be effective upon execution (“Effectiveness Date”).

14.	Breach

If any party under this Agreement fails to fulfill part of all of the obligations, or breach of any of the provisions of this Agreement in a timely manner, which constitutes breach of contract, and such party shall bear liabilities for breach of contract and compensate the other party for all economic loss. Unless otherwise provided by this Agreement, any party breaches the obligations under this Agreement or has made any untrue representation, warranties or covenants under this Agreement, and fails to make up within 10 days as of non-breaching party’s written notice, or other longer time agreed by the non-breaching party in writing, the non-breaching party has right to terminate this Agreement immediately and the breaching party shall compensate the non-breaching party for all economic loss.

15.	Confidentiality

15.1	Regardless whether this Agreement has been terminated or not, each party covenants to other parties that it will treat all confidential information about business and operation (hereinafter referred to as “confidential information”) obtained from other parties confidential. Each party further ensures to others, it will not disclose any of the confidential information to any other third party unless otherwise agreed by the disclosing party or by laws and regulations, and the receiving party shall not use or indirectly use any of the confidential information except for the purpose of this Agreement.

15.2	The confidential information does not include (a) information known to receiving party before disclosing party disclose the information, as evidence by written materials; (b) information came into public domain without breach of confidentiality in this section, or (c) information that the receiving party obtains from legal channel after disclosure.

15.3	The receiving party may disclose confidential information to its employees, agents or other hired professional persons, but the receiving party shall ensure that such people shall also abide by the confidential obligation, agree to the confidentiality of the information and use such confidential information only for the purpose of this Agreement.

16.	Dispute Settlement

16.1	If there is any dispute about interpretation or performance of this Agreement, the parties shall first resolve the dispute through friendly negotiation.

16.2	If the dispute cannot be resolved in 60 days as of the negotiation, any party may submit to the China International Economic and Trade Arbitration Commission (CIETAC) in Beijing for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration.

16.3	The arbitration shall be conducted by three arbitrators, with Grantor and Grantee each picking one arbitrator and the last arbitrator chosen by the CIETAC who shall serve as the chairman.

16.4	The arbitral award is final and binding upon the parties. The arbitration fee shall be awarded by CIETAC.

17.	Notice and Service

Any notice related to this Agreement or other communications (the “Notice”) between the parties shall be in writing, including serving in person, by mail, fax or telegraphic in accordance with the following contact information:

To the Grantor

Attention to:

Address:

Tel:

Fax:

Email:

To the Grantee

Attention to:

Address:

Tel:

Fax:

Email:

The service time shall be determined as follows: (1) any service in person shall be deemed to be validly served with signature, and absent of signature shall not deemed to be served; (2) any mailing shall be made in courtier service or certified mail, and the notice shall be served after 48 hours of mailing; (3) notice sent by fax shall be served upon receipt of fax confirmation; (4) notice sent by telegraphic shall be served after 24 hours of sending. The legal holidays shall not be included in calculation above.

Any change of contact person, address, number shall be notified to the other parties within seven days as of the occurrence of change, otherwise the notice made pursuant to prior contact information shall be valid.

18.	Miscellaneous Clause

18.1	The Agreement and the parties’ right under the Agreement shall be governed by laws of the United States, and in absent of relevant law, the international business practice shall apply.

18.2	Any party’s failure to perform, or partially performance or deferred performance of rights under this Agreement shall not be deemed to waive such right or any other right under the Agreement, except that such party explicitly waive the right in writing.

18.3	The Agreement and its appendix constitute the entire agreement on the items under this Agreement. The Agreement and its appendix are inseparable and shall replace all oral or written agreement, term sheet, understanding and communication by the parties.

18.4	If any clause of this Agreement is invalid due to confliction with relevant laws and regulation, such clause shall be cancelled but shall not affect the effectiveness of other clauses and the Agreement as a whole. The parties shall negotiate new clause to replace the cancelled clause or the consequence of such cancellation.

18.5	The Agreement is made on two originals with equal effectiveness and each party shall hold one.

(No texts afterwards, please refer to the next page for signature page)

(Signature Page)

The parties agree to execute the Agreement on the date as provided at the beginning of the Agreement.

Grantor:

NQ Mobile Inc.

Authorized Representative:

Signature	/s/ Authorized Signature

Grantee

GATHER BENEFIT HOLDINGS LIMITED

Signature	/s/ Authorized Signature